Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-3 of our reports dated February 18, 2016, relating to the consolidated financial statements and financial statement schedule of Idaho Power Company (which report expresses an unqualified opinion and includes an explanatory paragraph regarding the Company’s change in the method of presentation for deferred income taxes), and the effectiveness of Idaho Power Company’s internal control over financial reporting, appearing in the Annual Report on Form 10-K of Idaho Power Company for the year ended December 31, 2015, and to the reference to us under the heading “Experts” in the Prospectus, which is part of this Registration Statement.

/s/ Deloitte & Touche LLP

May 20, 2016